EXHIBIT 23.2


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated January 25, 1999, included in Building Materials Holding Corporation's Form 10-K for the year ended December 31, 2000, into Building Materials Holding Corporation's previously filed Registration Statement File No. 33-52478 as amended by Post Effective Amendment No. 1 on Form S-8, Registration Statement File No. 33-80952 as amended by Post Effective Amendment No. 1 on Form S-8, Registration Statements File No. 333-47122 and 333-44260 on Form S-8, and Registration Statements File No. 333-36387 and 333-61221 on Form S-4.



                                                  /s/ ARTHUR ANDERSEN LLP

Boise, Idaho
March 30, 2001

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                           December 31, 2000 and 1999

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                    For the Year Ended December 31, 2000 and
           For the Period from May 1, 1999 (Date Operations Commenced)
                            Through December 31, 1999



                                TABLE OF CONTENTS

                                                                            PAGE

INDEPENDENT ACCOUNTANTS' REPORT                                               1

FINANCIAL STATEMENTS:
  Combined Balance Sheets                                                     2
  Combined Statements of Income                                               3
  Combined Statements of Changes in Equity                                    4
  Combined Statements of Cash Flows                                       5 - 6
  Notes to Combined Financial Statements                                  7 - 14

                     [SECORE & NIEDZIALEK, P.C. LETTERHEAD]


                         INDEPENDENT ACCOUNTANTS' REPORT


To the Members and Partners of
Knipp Brothers Industries, LLC, KBI Distribution, LLC and
KB Industries Limited Partnership

We have audited the accompanying combined balance sheets of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership (the "Companies") as of December 31, 2000 and 1999 and the related combined statements of income, changes in equity, and cash flows for the year ended December 31, 2000 and the period from May 1, 1999 (date operations commenced) through December 31, 1999. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership as of December 31, 2000 and 1999, and the results of their operations, changes in equity and cash flows for the year ended December 31, 2000 and the period from May 1, 1999 (date operations commenced) through December 31, 1999, in conformity with U.S. generally accepted accounting principles.





February 2, 2001

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                             Combined Balance Sheets
                           December 31, 2000 and 1999


                                     ASSETS
                                                           2000          1999
                                                       -----------   -----------
Current assets:
  Cash and cash equivalents (Notes A and H)            $ 9,253,505   $ 4,277,296
  Trade receivables, net (Notes B, F and H)             18,521,902    17,406,541
  Inventories (Notes C and F)                            5,154,918     4,791,928
  Costs in excess of billings on uncompleted
    contracts (Notes A and F)                            2,933,767     2,962,297
  Prepaid expenses and other current assets                540,067       131,164
                                                       -----------   -----------

      Total current assets                              36,404,159    29,569,226

Property and equipment, net  (Note D)                    5,493,095     5,234,724

Deposits and other assets                                  257,103       208,634
                                                       -----------   -----------

Total assets                                           $42,154,357   $35,012,584
                                                       ===========   ===========


                             LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable (Note G)                            $ 3,907,462   $ 3,574,068
  Accrued expenses (Notes E and G)                       6,439,608     3,064,931
                                                       -----------   -----------

      Total current liabilities                         10,347,070     6,638,999

Equity                                                  31,807,287    28,373,585
                                                       -----------   -----------

Total liabilities and equity                           $42,154,357   $35,012,584
                                                       ===========   ===========

Commitments and contingencies (Note G)


                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                    For the Year Ended December 31, 2000 and
           For the Period from May 1, 1999 (Date Operations Commenced)
                            Through December 31, 1999


                                          2000                   1999
                                -----------------------  ----------------------
                                             PERCENT OF               PERCENT OF
                                   AMOUNT     REVENUES      AMOUNT     REVENUES
                                ------------ ----------  ------------ ----------
Net sales (Notes A and H)       $161,419,927    100.0%   $101,354,319    100.0%

Cost of sales (Notes A and G)    134,688,054     83.4      85,376,792     84.2
                                ------------    -----    ------------    -----

       Gross profit               26,731,873     16.6      15,977,527     15.8

Selling, general and
  administrative expenses
  (Note G)
                                  23,913,734     14.8      14,679,597     14.5
                                ------------    -----    ------------    -----

       Income from operations      2,818,139      1.8       1,297,930      1.3

Other income (expense), net          615,563      0.3         179,914      0.2
                                ------------    -----    ------------    -----

     Net income                 $  3,433,702      2.1%   $  1,477,844      1.5%
                                ============    =====    ============    =====


                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                    For the Year Ended December 31, 2000 and
           For the Period from May 1, 1999 (Date Operations Commenced)
                            Through December 31, 1999



Initial contributions at inception of operations                   $ 23,081,276

Additional contributions during the period                            4,850,000

Distributions                                                        (1,035,535)

Net income during the period                                          1,477,844
                                                                   ------------

Balance, December 31, 1999                                           28,373,585

Contributions                                                         1,000,000

Distributions                                                        (1,000,000)

Net income                                                            3,433,702
                                                                   ------------

Balance, December 31, 2000                                         $ 31,807,287
                                                                   ============


                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                    For the Year Ended December 31, 2000 and
           For the Period from May 1, 1999 (Date Operations Commenced)
                            Through December 31, 1999



                                                         2000           1999
                                                     -----------    -----------
Cash flows from operating activities:
  Net income                                         $ 3,433,702    $ 1,477,844
  Adjustments to reconcile net income to net
    cash provided by operating  activities:
      Depreciation and amortization                    1,886,031      1,199,572
      Reserve for doubtful accounts                           --        100,000
      (Increase) decrease in assets:
        Trade receivables                             (1,115,361)    (2,585,048)
        Inventories                                     (362,990)    (1,538,767)
        Costs in excess of billings on
          uncompleted contracts                           28,530        111,997
        Prepaid expenses and other current assets       (408,903)       (45,378)
        Deposits and other                               (48,469)        61,842
      Increase (decrease) in liabilities:
        Accounts payable                                 333,394     (1,383,678)
        Accrued expenses                               3,374,677        671,903
                                                     -----------    -----------

        Net cash provided (used) by
          operating activities                         7,120,611     (1,929,713)
                                                     -----------    -----------

Cash flows from investing activities:
  Purchase of property and equipment                  (2,144,402)    (2,707,456)
                                                     -----------    -----------

        Net cash used by investing activities         (2,144,402)    (2,707,456)
                                                     -----------    -----------

Cash flows from financing activities:
  Cash contributed at inception of operations                 --      5,100,000
  Distributions                                       (1,000,000)    (1,035,535)
  Additional capital contributions                     1,000,000      4,850,000
                                                     -----------    -----------

        Net cash provided by financing activities             --      8,914,465
                                                     -----------    -----------

Net increase in cash                                   4,976,209      4,277,296

Cash and cash equivalents, beginning of year           4,277,296             --
                                                     -----------    -----------

Cash and cash equivalents, end of year               $ 9,253,505    $ 4,277,296
                                                     ===========    ===========

                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                    For the Year Ended December 31, 2000 and
           For the Period from May 1, 1999 (Date Operations Commenced)
                            Through December 31, 1999


                                                           2000        1999
                                                         -------   ------------
Supplemental disclosure of non-cash
  investing activities:
  Contribution of non-cash assets and liabilities
    by members at inception of operations:
      Trade receivables                                  $    --   $(14,921,493)
      Inventories                                             --     (3,253,161)
      Costs in excess of billings on
        completed contracts                                   --     (3,074,294)
      Prepaid expenses                                        --        (85,786)
      Property and equipment, net                             --     (3,726,840)
      Deposits                                                --       (270,476)
      Accounts payable                                        --      4,957,746
      Accrued expenses                                        --      2,393,028
      Members' contribution                                          23,081,276
                                                         -------   ------------
  Cash contributed by members at inception
    of operations                                        $    --   $  5,100,000
                                                         =======   ============


                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999



NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Combination Policy and Nature of Operations

     The accompanying combined balance sheet and combined statements of income, changes in equity, and cash flows include the accounts of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership (the "Companies"), which are under common control and management. Intercompany balances and transactions have been eliminated in combination.

     Knipp Brothers Industries, LLC, a Delaware LLC ("Industries") was formed in December 1998. Industries remained inactive until May 1, 1999 when Knipp Brothers, Inc., a framing contractor engaged in subcontracting for home builders in the metropolitan areas of Phoenix and Tucson, Arizona and Las Vegas, Nevada, contributed its business, including substantially all of its assets and liabilities, in exchange for an interest in Industries. Simultaneously, BMHC Framing, Inc. obtained a 49% interest in Industries by contributing its lumber business in Phoenix, Arizona, including lumber inventory and certain fixed assets to Industries, and purchasing a portion of Knipp Brothers, Inc.'s interest in Industries.

     KBI Distribution, LLC, a Delaware LLC, ("Distribution"), was formed in December 1999 and remained inactive until December 31, 1999, at which time, Industries contributed the net assets and liabilities of its lumberyard division to Distribution. Industries then distributed a 51% interest in Distribution to Knipp Brothers, Inc. and a 49% interest to BMHC Framing, Inc.

     KB Industries Limited Partnership, a California Limited Partnership ("LP") was formed in October 1999 and remained inactive until 2000. LP is a framing contractor engaged in subcontracting for homebuilders in Southern California. LP is owned 51% by affiliates of Knipp Brothers, Inc. and 49% by BMHC Framing, Inc.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     REVENUE AND COST RECOGNITION

     Industries and LP prepare their financial statements using the completed-contract method of recording income on construction contracts. The contracts generally involve framing of a number of residential units. Each phase of carpentry work (rough and trim) is considered complete when all costs except insignificant items have been incurred and the work has been accepted by the home builder. Substantially all work performed is billed at the completion of each phase of work. As a result of the nature of the contracts, financial position and results of operations approximate the results that would be reported if the percentage-of-completion method was used.

     Cost of sales includes direct material and labor costs, as well as indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs in excess of amounts billed are included in current assets as costs in excess of billings on uncompleted contracts.

     Sales of lumber packages by Distribution to third parties, and related costs are recognized at the time of sale.

     ADVERTISING COSTS

     Advertising costs totaling approximately $295,000 for the year ended December 31, 2000 and $165,000 for the period from May 1, 1999 through December 31, 1999 were charged to operations as incurred.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INCOME TAXES

     The Companies have elected to be treated as partnerships for income tax purposes and as such, are not taxed. Under subchapter K of the Internal Revenue Code, each member or partner is taxed separately on their distributive share of the Companies' income whether or not the income is actually distributed.

NOTE B - TRADE RECEIVABLES

     Trade receivables consist of the following at December 31:

                                                        2000           1999
                                                    ------------   ------------
     Completed residential construction contracts   $ 18,399,139   $ 17,076,707
     Other trade                                         222,763        429,834
     Less reserves                                      (100,000)      (100,000)
                                                    ------------   ------------

     Total                                          $ 18,521,902   $ 17,406,541
                                                    ============   ============


     The Companies file preliminary lien notices on residential construction contract receivables to protect their collateral in case of non-payment.

NOTE C - INVENTORIES

     Inventories are recorded at the lower of cost or market on a first-in, first-out method, and consist of the following at December 31: 2000 1999

     Lumber and supplies                            $  5,115,274   $  4,653,027
     Finished trusses                                     39,644        138,901
                                                    ------------   ------------

     Total                                          $  5,154,918   $  4,791,928
                                                    ============   ============

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE D - PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following at December 31:
                                                        2000           1999
                                                   ------------    ------------
     Land                                          $  1,081,987    $  1,081,987
     Buildings                                          270,975         270,975
     Autos and trucks                                 7,466,631       6,387,022
     Construction equipment                           3,693,626       3,711,330
     Office equipment                                   249,325         359,050
     Leasehold improvements                             445,941         167,448
                                                   ------------    ------------

     Total property and equipment                    13,208,485      11,977,812

     Less accumulated depreciation                   (7,715,390)     (6,743,088)
                                                   ------------    ------------

     Net property and equipment                    $  5,493,095    $  5,234,724
                                                   ============    ============


     Depreciation is provided in amounts sufficient to relate the cost of property and equipment to operations using the declining balance and straight-line methods over their estimated useful lives of 5 to 39 years. Depreciation expense for the year ended December 31, 2000 and for the period from May 1, 1999 through December 31, 1999 was $1,886,031 and $1,199,572, respectively.

NOTE E - ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31:

                                                        2000            1999
                                                    ------------    ------------
     Payroll and related expenses                   $  5,099,077    $  1,859,084
     Workers' compensation and medical insurance       1,047,005         691,002
     Other                                               293,526         514,845
                                                    ------------    ------------

     Total                                          $  6,439,608    $  3,064,931
                                                    ============    ============

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE F - NOTE PAYABLE TO BANK

     The Companies have a $5,000,000 revolving line of credit agreement with Bank of America, N.A. with interest at the bank's prime rate (9.5% at December 31, 2000). The line of credit matures June 30, 2001 and is secured by trade receivables, inventories and costs in excess of billings on uncompleted contracts. The agreement also contains, among other things, certain restrictions and requirements relating to the maintenance of various financial ratios. At December 31, 2000 and 1999, the line of credit was unused.

NOTE G - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     RELATED PARTY PURCHASES

     The Companies purchased materials and supplies totaling approximately $709,000 and $1,087,000 for the year ended December 31, 2000 and the period ended December 31, 1999, respectively, from one of its members, of which, $0 and $185,941 is included in accounts payable at December 31, 2000 and 1999, respectively.

     MANAGEMENT AGREEMENTS WITH RELATED PARTIES

     The Companies have management agreements with members or affiliates of its members. Fees incurred by the Companies totaled $7,200,000 and $9,322,000, respectively during the year ended December 31, 2000 and the period from May 1, 1999 through December 31, 1999, of which $0 and $392,000 is included in accrued expenses at December 31, 2000 and 1999, respectively.

     LEGAL PROCEEDINGS

     The Companies are involved in litigation and other legal matters arising in the normal course of business. In the opinion of management, the Companies' recovery or liability, if any, under any of these matters will not have a material adverse effect on the Companies' financial position, liquidity, or results of operations.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE G - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

     OPERATING LEASES

     In May 1999, the Companies entered into a 5-year lease agreement with a related party for office and production facilities in Las Vegas, Nevada. The lease agreement requires monthly payments of $26,411 plus real estate taxes and insurance, adjusted annually for increases in consumer price index. Total rent expense was approximately $317,000 and $211,000, respectively, for the year ended December 31, 2000 and the period ended December 31, 1999.

     The Companies entered into a five-year lease agreement in May 1999 with a related party for a lumberyard facility in the Phoenix, Arizona metropolitan area. The lease is for a five-year period through May 2004, and provides for monthly payments of $12,781 plus real estate taxes and insurance, adjusted annually for increases in the consumer price index. Total rent expense was approximately $153,000 and $102,000, respectively, for the year ended December 31, 2000 and the period ended December 31, 1999.

     In addition, the Companies also lease office space in Tucson, Arizona and Corona, California, land in Las Vegas, Nevada, and certain vehicles and equipment. Total rent paid under these leases was approximately $2,372,000 and $1,279,000, respectively, for the year ended December 31, 2000 and for the period ended December 31, 1999.

     Approximate future minimum lease payments under operating leases having remaining terms in excess of one year as of December 31, 2000 are as follows:

     YEARS ENDING       THIRD PARTY         RELATED PARTY
     DECEMBER 31,         AMOUNTS              AMOUNTS              TOTALS

         2001           $   934,000           $   470,000       $ 1,404,000
         2002               833,000               470,000         1,303,000
         2003               638,000               470,000         1,108,000
         2004               425,000               157,000           582,000
         2005               144,000                    --           144,000
                        -----------           -----------       -----------

         Total          $ 2,974,000           $ 1,567,000       $ 4,541,000
                        ===========           ===========       ===========

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE G - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

     EMPLOYEE MEDICAL INSURANCE PROGRAM

     The Companies have an employee medical benefit plan to self-insure claims up to $50,000 per year for each individual covered with an annual aggregate liability limit of approximately $3,350,000 and $2,700,000, respectively, for the year ended December 31, 2000 and for the period ended December 31, 1999. Individual claims above $50,000 and the annual aggregate liability limit are covered by a stop-loss insurance policy. The Companies and their covered employees contribute to the fund to pay the claims and stop-loss insurance premiums. At December 31, 2000, management believes that the Companies have made sufficient provisions to cover estimated claims, including claims incurred but not yet reported. Total expense under this program was approximately $2,035,000 and $1,024,000, respectively, for the year ended December 31, 2000 and the period ended December 31, 1999.

     WORKERS' COMPENSATION INSURANCE PROGRAMS

     The Companies are self-insured for workers' compensation claims in Nevada for the year ended December 31, 2000 and the period ended December 31, 1999, and for all other locations commencing in 2000. The Companies self-insure claims up to $250,000 per individual, and individual claims above $250,000 are covered by excess workers' compensation insurance policies. The Companies have obtained standby letters of credit totaling $719,000, as required by the programs. At December 31, 2000 and 1999, management believes that the Companies have made sufficient provision to cover estimated claims, including claims incurred but not yet reported. Expenses under these programs totaled approximately $1,528,000 and $252,000, respectively, for the year ended December 31, 2000 and the period ended December 31, 1999.

     CHANGE IN CONTROL BONUS PLAN

     The Companies have a bonus plan with certain employees, that provides these employees with a $15,000,000 cash bonus at such time as the majority member sells or redeems its interest in the Companies, or substantially all of the assets are sold to an unrelated party.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999
                                   (Continued)


NOTE H - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     CONCENTRATIONS OF CREDIT RISK

     Financial instruments that subject the Companies to credit risk consist principally of their trade receivables. A small number of home builders account for a substantial portion of trade receivables. The Companies secure their trade receivables with home builders by filing preliminary lien notices on the residential units under construction.

     The Companies occasionally maintain deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

     MAJOR CUSTOMERS

     The Companies have net sales from two customers during the year ended December 31, 2000 and the period ended December 31, 1999, which accounted for approximately 44% and 47% of total net sales, respectively. At December 31, 2000 and 1999, trade receivables from these customers totaled approximately $6,190,000 and $7,191,000, respectively.

NOTE I - RETIREMENT PLAN

     The Companies maintain a 401(k) salary reduction plan, which covers all employees. Voluntary employee participation in the plan is limited by U.S. Treasury Department regulations. The Companies, at their discretion, may also make contributions to the plan. Contributions to the 401(k) plan, totaled approximately $81,000 and $56,300, respectively, for the year ended December 31, 2000 and for the period from May 1, 1999 through December 31, 1999.